SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES AND EXCHANGE ACT of 1934

April 25, 2003

Date of Report

(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-50261	52-2362509
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue

Suite 650

Santa Ana, California 92705

(Address of principal executive offices)

(877) 888-7348

(Registrant’s telephone number, including area code)

N/A

(former name or former address, if changed since last report)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS.

Department of Children and Families Campus-Plantation, Florida

On April 25 2003, through our wholly owned subsidiary, GREIT—Department of DCF, LLC, a Delaware limited liability company, we acquired the Department of Children and Families Campus. The property was purchased from an unaffiliated third party for a purchase price of $11,580,000. At closing, we received credits from the seller in the amount of $346,206; $301,206 represents prepaid rent from one tenant which the lender will escrow and release to us each month until the prepaid rent expires and $45,000 is a credit for a property tax expense. We financed the purchase price with $7,605,000 in borrowings under our credit facility arranged through LaSalle Bank National Association. We are required to make interest only payments until the due date of January 30, 2006, at which time the loan must be paid in full or refinanced. The seller of the property paid a sales commission to Triple Net Properties Realty, Inc. (“Realty”), an affiliate of our advisor, of $300,000, or approximately 2.6% of the purchase price.

The Department of Children and Families Campus is located in the city of Plantation, Florida on North State Road 7 between Sunset Boulevard and Broward Boulevard, the city’s major north/south and east/west arteries, respectively. The site is centrally located in Broward County and is accessible to I-95, I-595 and the Florida Turnpike.

The property, which was built in 1973 and remodeled in the early to mid-1990s, consists of one one-story and two three-story Class B buildings with a total of approximately 124,037 square feet located on a 9.4 acre site. The property is 92.43% leased primarily to several state and local Florida government agencies. The Department of Children and Families, a Florida state agency that services the needs of families and children in Broward County, leases approximately 60% of the property. The Broward County Sheriff’s Office leases approximately 18% of the property. One lease totaling approximately 2,847 square feet or 2.3% of the property’s gross rentable square feet will expire during the next 12 months.

Gemini Plaza-Houston, Texas

On May 2, 2003, through our wholly owned subsidiary, GREIT—Gemini Plaza, LLC, a Delaware limited liability company, we acquired Gemini Plaza in Houston, Texas. The property was purchased from an unaffiliated third party for a purchase price of $15,000,000. We financed the purchase price with $9,815,000 in borrowings under our credit facility arranged through LaSalle Bank National Association. We are required to make interest only payments until the due date of January 30, 2006, at which time the loan must be paid in full or refinanced. The seller of the property paid a sales commission to Realty of $325,000, or approximately 2.2% of the purchase price.

Gemini Plaza is located in Houston, Texas, in the Clear Lake submarket, along Interstate 45. The Clear Lake area is the home of the Johnson Space Center, headquarters of NASA. The property is located approximately 15 miles from Hobby Airport and 25 miles south of Houston’s central business district.

Gemini Plaza was built in 1983 and consists of a six-story steel frame Class A office building with approximately 158,627 square feet on a 7.02 acre site. The property is 100% leased to the United Space Alliance (“USA”), a joint venture between Boeing Company and Lockheed Martin Corporation. USA is a leading space operations company that is the prime contractor for NASA’s space shuttle program. USA’s lease expires in May 2011.

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ITEM 5.    OTHER ITEMS.

On April 29, 2003, we increased the amount available under our credit facility with LaSalle Bank National Association from $25,000,000 to $40,000,000 and decreased the floor rate from 4.15% to 3.90% per annum. The credit facility matures on January 30, 2006. In connection with this credit facility, we have granted LaSalle a right of first refusal to finance the purchase of properties by our company. Outstanding borrowings under our credit facility at May 2, 2003 totaled $24,870,000.

ITEM	7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial	Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

Exhibits

10.01	Agreement of Purchase and Sale dated as of April 22, 2003 by and between Procacci Financial Group, Ltd. F/K/A Procacci Real Estate Management Co. Ltd. and GREIT—DCF Campus, LLC.

10.02	Agreement of Purchase and Sale effective as of January 10, 2003 by and between CCI-1150 Gemini, Ltd. and Triple Net Properties, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.

Date:	May 8, 2003	By:	/s/ ANTHONY W. THOMPSON
Anthony W. Thompson President and Chief Executive Officer

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